HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 788 8200 FAX 804 788 8218

March 22, 2016	File No: 48117.001101

BMC Stock Holdings, Inc.
Two Lakeside Commons
980 Hammond Drive NE, Suite 500
Atlanta, Georgia 30328

Registration Statement on Form S-8
Stock Building Supply Holdings, Inc. 2013 Incentive Compensation Plan, as amended

Ladies and Gentlemen:
We have acted as counsel to BMC Stock Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), as filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register an additional 3,800,000 shares of its common stock (the “Shares”), par value $0.01 per share, issuable pursuant to the Stock Building Supply Holdings, Inc. 2013 Incentive Compensation Plan, as amended (the “Plan”), as referenced in the Registration Statement.
This opinion letter is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
For purposes of the opinions expressed below, we have relied upon, among other things, our examination of such documents and records of the Company and certificates of its officers and of public officials as we deemed necessary.
For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, and (iv) the genuineness of signatures not witnessed by us.
We do not purport to express an opinion on any laws other than the General Corporation Law of the State of Delaware. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the General Corporation Law of the State of Delaware as currently in effect and

ATLANTA AUSTIN BANGKOK BEIJING BRUSSELS CHARLOTTE DALLAS HOUSTON LONDON LOS ANGELES
McLEAN MIAMI NEW YORK NORFOLK RALEIGH RICHMOND SAN FRANCISCO TOKYO WASHINGTON
www.hunton.com

BMC Stock Holdings, Inc.
March 22, 2016

have made such inquiries as we consider necessary to render this opinion. This opinion is limited to the effect of the current state of the General Corporation Law of the State of Delaware, and to the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.
Based upon the foregoing and the further qualifications stated below, we are of the opinion that:
1.The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

2.The Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Plan and the award agreements entered into under the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission. We do not undertake to advise you of any changes in the opinions expressed herein based on matters that might arise hereafter or be brought to our attention.
Very truly yours,

/s/ Hunton & Williams LLP